News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

RICHARD L. ANTOINE TO RETIRE AS P&G’S GLOBAL HR OFFICER

MOHEET NAGRATH NAMED TO SUCCEED ANTOINE

CINCINNATI, Oct. 10, 2007 - The Procter & Gamble Company [NYSE:PG] announced today that Richard L. Antoine, global human resources officer, will retire effective March 31, 2008, after more than 39 years of service.

In connection with this move, Moheet Nagrath, currently vice president-corporate human resources, has been elected global human resources officer, effective January 1, 2008. Mr. Nagrath will report to Robert A. McDonald, chief operating officer. Beginning in January 2008, Mr. Antoine will work with Mr. Nagrath to ensure a smooth and seamless transition.

“Dick is a friend and highly-valued adviser,” said A.G. Lafley, P&G’s chairman and chief executive officer. “He has served this company with excellence for over 39 years, and has led transformation of our capability as the chief officer of both Product Supply and Human Resources. He has provided strong, principled leadership, and is a model of our P&G values. We will miss him and wish him well in his retirement.”

“Moheet is extremely well-qualified to succeed Dick Antoine as global human resources officer,” said Lafley. Mr. Nagrath joined P&G in 1983 and has held a variety of important HR assignments around the world, including in China, India, Japan, and P&G’s Asia region. Prior to his current assignment, he served as vice president-human resources, for all of P&G’s global operations based in Cincinnati. Mr. Nagrath will continue to be based in Cincinnati.

About Procter & Gamble
Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, and Braun®. The P&G community consists of 138,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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